FORM OF

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

AGREEMENT made as of the 7th day of April, 2015 and amended and restated as of

[ ], by and among Forethought Investment Advisors LLC, an Indiana limited liability company (the "Investment Adviser"), Forethought Variable Insurance Trust, a Delaware statutory trust (the "Trust"), on behalf of each of its series listed in Appendix A attached hereto, as may be amended from time to time, (the “Funds”), , and Goldman Sachs Asset Management, L.P. (the “Subadviser").

WHEREAS, the Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and each Fund is a series of the Trust;

WHEREAS, the Investment Adviser and the Subadviser are investment advisers registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, pursuant to the provisions of the Investment Advisory Agreement dated January 2, 2014, as amended through [ ] between the Investment Adviser and the Trust, on behalf of each of the Funds, the Investment Adviser may delegate any or all of its portfolio management responsibilities under that agreement to one or more subadvisers;

WHEREAS, the Investment Adviser has selected the Subadviser to act as a sub-investment adviser of the Funds and to provide certain other services, as more fully set forth below, and the Subadviser is willing to act as such sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Investment Adviser, the Trust and the Subadviser agree as follows:

1. Investment Advisory and Management Services. The Investment Adviser hereby appoints the Subadviser to serve as a subadviser to the Funds or, where the Funds have multiple subadvisers (as determined by the Investment Adviser from time to time), a discrete portion of the Funds and the Subadviser hereby accepts such appointment. References to “Funds” herein include a discrete portion of the Funds, as applicable. Subject to the supervision of the Investment Adviser, Subadviser will regularly provide the Funds with investment advice and investment management services concerning the investments of the Funds. The Subadviser will determine what securities or instruments shall be purchased, held or sold by the Funds and what portion of each Fund's assets shall be held uninvested in cash and cash equivalents, subject always to the provisions of the 1940 Act, and to the investment objectives, policies and restrictions applicable to the Funds (including, without limitation, Sections 817(h) and 851(b)(3) of the Internal Revenue Code of 1986, as amended) (the "Code"), as each of the same shall be from time to time in effect or set forth in each Fund’s Prospectus and Statement of Additional Information, as well as any other investment guidelines or policies the Trust’s Board of Trustees (the “Board” or “Trustees”) or the Investment Adviser may from time to time establish and deliver in writing to the Subadviser. The Subadviser may, as permitted by rule, regulation or position of the staff of the Securities and Exchange Commission,

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utilize the personnel of its affiliates including foreign affiliates in providing services under this Agreement, provided that Subadviser remains solely responsible for the provision of services under this Agreement.

The Subadviser will exercise full discretion with respect to the investment and reinvestment of the assets of the Funds, subject to the preceding paragraph, and act for the Funds in the same manner and with the same force and effect as the Trust might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. The Subadviser's authority and discretion hereunder shall include, without limitation, the power to buy, sell, retain and exchange investments and effect transactions; and other powers as the Subadviser deems appropriate in relation to investing and executing transactions for the Funds. The Adviser hereby authorizes the Subadviser to open accounts and execute documents, including trading agreements, indemnities and representation letters, in the name of, binding against and on behalf of the Funds for all purposes necessary or desirable in the Subadviser's view to effectuate the Subadviser's activities under this Agreement and transactions permitted under the investment guidelines. Notwithstanding the foregoing, the Subadviser shall, upon written instructions from the Investment Adviser, effect such portfolio transactions for the Funds as the Investment Adviser may from time to time reasonably direct, not to include security-specific transactions which might require Subadviser to deviate from the investment objectives of the Funds. Such instructions will be given in reasonable circumstances, including, without limitation, any termination of this Agreement.

The Subadviser will also make its officers and employees reasonably available to meet with the officers of the Investment Adviser and the Trust’s officers and Trustees at least quarterly on due notice to review the investments and investment program of the Funds in the light of current and prospective economic and market conditions. From time to time as the Board of Trustees of the Trust or the Investment Adviser may reasonably request, the Subadviser will furnish to the Investment Adviser and Trust’s officers and to each of its Trustees, at the Subadviser's expense, reports on portfolio transactions and reports on issues of securities or instruments held by the Funds, all in such detail as the Trust or the Investment Adviser may reasonably request. The Sub-Adviser shall provide reasonable assistance to the Investment Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Funds in accordance with valuation procedures and methods established by the Trust. Valuation levels for the assets listed in the Funds’statements will reflect the Subadviser’s good faith effort to ascertain fair market levels (including accrued income, if any) for the securities and other assets in the Funds based on pricing and valuation information believed by the Subadviser to be reliable for round lot sizes.  Notwithstanding the foregoing, the Investment Adviser acknowledges and agrees that (i) the Subadviser shall not be deemed to be the pricing or valuation agent for the Funds, (ii) the Subadviser is not obligated to provide pricing information to satisfy any regulatory requirements to which the Funds may be subject (e.g., FAS 157); (iii) none of the information which the Subadviser provides the Investment Adviser hereunder shall be deemed to be the official books and records of the Funds for tax, accounting or any other purpose.

In addition, the Subadviser will provide a quarterly compliance certification, in such form as the Investment Adviser and the Subadviser may mutually agree from time to time. The Subadviser acknowledges and agrees that the Investment Adviser may, in its discretion, provide such quarterly compliance certifications to the Board. The Subadviser shall also, upon the reasonable request of

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the Investment Adviser, provide the officers of the Funds with supporting certifications in such form as the Investment Adviser and the Subadviser may mutually agree from time to time, in connection with such certifications of each Fund’s schedule of investments pursuant to the Sarbanes-Oxley Act.

The Subadviser will cooperate with and provide reasonable assistance to the Investment Adviser, the Funds’ custodian and foreign custodians, transfer agent and all other agents and representatives of the Trust and the Investment Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust, on behalf of the Funds, and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interaction with each to promote the exchange of information.

Unless and until otherwise directed in writing by the Investment Adviser or the Trust’s officers or Board, the Subadviser will be responsible for voting all proxies, including taking action with respect to corporate action elections for proxies and corporate actions communicated by the Funds or its agents to the Subadviser, with respect to the securities held by the Funds.

The Subadviser shall not be responsible for filing proofs of claim or otherwise participating in class action lawsuits with respect to securities held by the Funds.

The Subadviser shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Funds, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act. The Subadviser shall permit the Investment Adviser, the Funds' officers and its independent public accountants to inspect and audit such records at reasonable times during normal business hours upon due notice.

If any occasion should arise in which the Subadviser gives any advice to its clients concerning the shares of the Funds, the Subadviser will act solely as investment counsel for such clients and not in any way on behalf of the Funds. The Subadviser's services to the Funds pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Subadviser may render investment advice, management and other services to others.

The Subadviser is prohibited from consulting with any other subadviser to the Funds or any other subadviser to any other series of the Trust concerning the each Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rules 10f-3, 12d3-1(a) and (b) and 17a-10 under the 1940 Act.

2. Expenses. The Subadviser will bear its own costs of providing services hereunder. The Subadviser will not be responsible for expenses of the Investment Adviser or the Funds, including, but not limited to, the following: each Fund's legal, auditing and accounting expenses; expenses of maintenance of the Funds' books and records other than those required to be maintained by the Subadviser, including computation of each Fund's daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues incurred by the Funds; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of each Fund’s securities and other investments and any losses in connection

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therewith; fees of the Funds’ custodian, transfer agent, registrar, independent pricing vendors or other agents; expenses of preparing the Funds's share certificates; expenses relating to the redemption or repurchase of the Funds’s shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state laws; expenses of preparing, setting in print, printing and distributing prospectuses, reports, proxy statements, notices and dividends to Fund investors; cost of Fund stationery; costs of Trustee, shareholder and other meetings of the Trust or Funds; traveling expenses of officers, trustees and employees of the Trust or Funds; fees of the Trust's trustees and salaries of any officers or employees of the Trust or Funds; extraordinary expenses of the Trust as may arise including expenses incurred in connection with litigation, proceedings, and other claims, and the legal obligations of the Trust to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto; and the Funds' pro rata portion of premiums on any fidelity bond and other insurance covering the Trust or Funds and their officers and trustees.

3. Compensation of Subadviser. As compensation for all investment advisory and management services to be rendered hereunder, the Investment Adviser will pay the Subadviser an annual fee, computed daily and paid in USD quarterly in arrears, which varies in accordance with the net asset value of the Funds. Fee will be calculated by the Investment Adviser and the Subadviser will not be required to send an invoice to the client. The Subadviser shall be compensated in accordance with the terms set forth on Appendix B attached hereto, as may be amended from time to time.

For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter. The Subadviser's fee shall be payable solely by the Investment Adviser. The Funds shall have no responsibility for such fee.

For purposes hereof, the value of net assets of the Fund shall be computed in the manner specified in the Fund’s Prospectus and Statement of Additional Information for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares. On any day that the net asset value determination is suspended as specified in the Fund’s Prospectus, the net asset value for purposes of calculating the subadvisory fee shall be calculated as of the date last determined.

4. Obligations of the Investment Adviser.

a. The Investment Adviser shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the Funds, cash requirements and cash available for investment in the Funds, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

b. The Investment Adviser has furnished the Subadviser a copy of the prospectus and statement of additional information of the Funds, as well as any other investment guidelines or policies the Board or the Investment Adviser may from time to time establish, and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Investment Adviser agrees to furnish the Subadviser with copies of any financial statements or

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reports made by the Funds to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

5. Brokerage Transactions. Subject to the provisions of this Section 5 and absent instructions from the Investment Adviser or the Trust, the Subadviser will have full discretionary authority to place orders for the purchase and sale of securities for the account of the Funds with such brokers, dealers or futures commission merchants as it may select. In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Funds, the Subadviser shall use commercially reasonable efforts to obtain for the Funds the most favorable price and execution available, considering all factors the Subadviser deems relevant, including, among other things, the receipt of research or execution services. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients.

On occasions when the Subadviser deems the purchase or sale of a security or other investment to be in the best interests of the Funds as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities or other investments so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be equitable and consistent with its fiduciary obligations to the Funds and to such other clients. The Subadviser will report on such allocations at the request of the Investment Adviser, the Funds or the Trust's Board of Trustees, providing such information as the number of aggregated trades to which the Funds were a party, the broker(s) to whom such trades were directed and the basis of the allocation for the aggregated trades.

In connection with purchases or sales of portfolio securities for the account of the Funds, neither the Subadviser nor any of its affiliated persons, will act as a principal or agent or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the Funds, except as permitted by applicable law.

The Subadviser will advise the Funds’ custodian and the Investment Adviser on a prompt basis of each purchase and sale of a portfolio security, specifying the security name, the description and amount or number of shares of the security purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer, and such other information as may be reasonably required. The Sub-Adviser has been granted full power and authority to enter into contracts and to open accounts and execute documents as agent on the Investment Adviser’s and Funds’ behalf (including, without limitation trading documentation and related ancillary documents such as representation letters, “give-up” agreements for futures contract, etc.) and to give instructions for settlement for the same

6. Standard of Care and Liability of Subadviser. The Subadviser will not be liable for any loss sustained by reason of the adoption of any investment, including the purchase, sale, or retention of any security on the recommendation of the Subadviser, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have

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been made and/or such other individual, firm, or corporation shall have been selected, with due care and in good faith; but nothing herein contained will be construed to protect the Subadviser against any liability to the Investment Adviser, the Funds or their shareholders, and the Subadviser shall indemnify the Investment Adviser, its affiliated persons and the Funds (the “Adviser Indemnified Persons”) against all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by any Adviser Indemnified Person by reason of the Subadviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

The Investment Adviser shall indemnify and hold harmless the Subadviser and its affiliated persons (the “Subadviser Indemnified Parties”) to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by the Subadviser Indemnified Parties to the extent resulting, in whole or in part, from (i) any untrue statement of a material fact (or any omission of a material fact required to be stated necessary to make such disclosure not misleading) contained in each Fund’s registration statement or other Fund disclosure documents (including marketing collateral), which statement was not provided by Subadviser expressly for inclusion in such documents, or (ii) the Investment Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

Neither the Investment Adviser nor the Subadviser shall be obligated to make any indemnification payment in respect of any settlement as to which it has not been notified and consented, such consent not to be unreasonably withheld. No party shall be liable to another party for consequential damages under this Agreement.

This Section 6 shall survive the termination of this Agreement.

7. Term and Termination. This Agreement shall remain in force until March 31, 2017 and from year to year thereafter with respect to FVIT Goldman Sachs Dynamic Trends Allocation Portfolio and until [ ] and year to year thereafter with respect to FVIT Goldman Sachs Core Fixed Income Portfolio, FVIT Goldman Sachs Global Equity Insights Portfolio, FVIT Goldman Sachs Large Cap Growth Insights Portfolio, FVIT Goldman Sachs MidCap Value Insights Portfolio, but only so long as such continuance, and the continuance of the Investment Adviser as investment adviser of the Funds, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Subadviser or the Investment Adviser of the Funds, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Funds. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, upon 60 days' written notice to the Subadviser, be terminated at any time without the payment of any penalty, (a) by the Funds, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Funds, or (b) by the Investment Adviser. This Agreement may, upon 120 days’ written notice to the Trust and the Investment Adviser, be terminated at any time, without payment of any penalty, by the Subadviser. This Agreement shall automatically terminate in the event of its assignment or in the event that the Investment Adviser’s investment advisory agreement with the Funds is terminated.

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8. Interpretation of Terms; Captions. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (including specifically the definitions of "interested person," "affiliated person," "assignment," "control" and "vote of a majority of the outstanding voting securities"), shall be applied, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Captions used herein are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

9. Registration Statement Information Concerning Subadviser. The Subadviser agrees to review the relevant portion(s) of each Fund’s Prospectus and Statement of Additional Information at the request of the Investment Adviser in connection with the Trust’s annual update to its Registration Statement on Form N-1A, or at such other times the Investment Adviser may reasonably request to ensure that the description of the Subadviser and the investment policies and strategies followed by the Subadviser in managing the Funds are accurate in all material respects.

10. Other Representations and Agreements.

(i) Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

(ii) Each of the Subadviser and the Investment Adviser represents and warrants that it is an investment adviser duly registered with the Securities and Exchange Commission under the Advisers Act and a duly registered investment adviser in all jurisdictions in which it is required to be so registered, and will continue to be so registered for so long as this Agreement remains in effect.

(iii) The Subadviser represents that it has adopted and implemented and shall maintain written policies and procedures with respect to its services pursuant to this Agreement that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) and the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

(iv) The Subadviser represents that it has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, which it has provided to the Trust. The Subadviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information, whether concerning the Funds or otherwise, by the Subadviser and its employees.

(v) The Subadviser agrees to maintain for the term of this Agreement and provide evidence thereof to the Funds or the Investment Adviser a blanket bond and professional liability (error and omissions) insurance in an amount reasonably acceptable to the Investment Adviser and the Board.

(vi) The Subadviser agrees to notify promptly the Investment Adviser and the Trust in writing of the occurrence of any event which is reasonably likely to have a material adverse impact on the performance of its duties under this Agreement, including but not limited to: (a) the disqualification of the Subadviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (b) any event that would constitute a change of control of the Subadviser; (c)  any change in the portfolio manager or portfolio management team; (d) the existence of any pending or

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threatened audit, investigation, examination, or complaint (other than routine audits or regulatory examinations or inspections) relating to the Subadviser’s services to the Funds; and (e) any material violation of the Subadviser’s code of ethics affecting a Fund.

(viii) Each of the parties to this Agreement agrees to cooperate reasonably with each other party to the extent permitted by applicable laws, regulations or orders in connection with any investigation or inquiry relating to this Agreement or the Trust.

11. Confidentiality. The Investment Adviser and Subadviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law, in which case the disclosing party will inform the non-disclosing party of such request and/or requirement as soon as practicable.

12. Use of Name. It is understood that the name “Goldman Sachs” or “Goldman Sachs Asset Management, L.P.,” or any trademark, trade name, service mark, or logo, or any variation of such trademark, trade name, service mark, or logo of the Subadviser or its affiliates (collectively, the “Goldman Sachs Asset Management, L.P. Marks”) are the valuable property of the Subadviser and its affiliates and that the Trust and/or the Funds have the right to use such Goldman Sachs Asset Management, L.P. Marks in the names of the Funds and in offering materials of the Trust only with the approval of the Subadviser and only for so long as the Subadviser is a sub-adviser to the Trust and/or the Funds. In the event that the Subadviser is no longer the Subadviser to the Trust and/or the Funds, or upon the termination of the Investment Advisory Agreement between the Trust and the Investment Adviser without its replacement with another agreement, or the earlier request of the Subadviser, the Investment Adviser shall, as soon as is reasonably possible, discontinue all use of the Goldman Sachs Asset Management, L.P. Marks.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, except to the extent in conflict with U.S. federal law, in which event U.S. federal law will control.

14. Entire Agreement; Amendments. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the Securities and Exchange Commission.

15. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16. Independent Contractor. In the performance of the Subadviser's duties hereunder, the Subadviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the

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Funds or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust, the Funds or the Investment Adviser.

17. Notices. Any notice under this Agreement shall be delivered or mailed to the addresses set forth below, or such other address as any party may specify in writing to the others:

If to the Trust or Funds:

Forethought Variable Insurance Trust

300 North Meridian Street

Indianapolis, IN 46204

Attn: General Counsel

If to the Investment Adviser:

Forethought Investment Advisors, LLC

300 North Meridian Street

Indianapolis, IN 46204

Attn: President

If to the Subadviser:

Goldman Sachs Asset Management, L.P.

200 West Street

New York, NY  10282

Attn: Jason Hudes and Adam Landau

If delivered, such notices shall be deemed given upon receipt by the other party or parties. If mailed, such notices shall be deemed given seven (7) days after being mailed.

18. Limitation of Liability. It is understood and expressly stipulated that neither the holders of shares of the Funds nor the Trustees shall be personally liable hereunder. All persons dealing with the Funds must look solely to the property of the Funds for the enforcement of any claims against the Funds.

19. Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

Forethought Variable Insurance Trust

By:

Its:  President

Forethought Investment Advisors, LLC

By:

Its:  President

Goldman Sachs Asset Management, L.P.

By:

Its:

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Appendix A

FVIT Goldman Sachs Dynamic Trends Allocation Portfolio

Global Atlantic Goldman Sachs Core Fixed Income Portfolio

Global Atlantic Goldman Sachs Global Equity Insights Portfolio

Global Atlantic Goldman Sachs Large Cap Growth Insights Portfolio

Global Atlantic Goldman Sachs MidCap Value Insights Portfolio

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